BioSpecifics Technologies Corp. Reports First Quarter 2015 Financial Results

- Strong XIAFLEX sales drive robust Q1 2015 financial results -

LYNBROOK, NY – May 11, 2015 – BioSpecifics Technologies Corp. (NASDAQ: BSTC) (“BioSpecifics” or the “Company”), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, today announced its financial results for the first quarter ended March 31, 2015 and provided a corporate update.

“We are seeing strong U.S. commercial growth for XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease, which led to our robust financial results for the quarter. Our net income tripled and our revenues doubled compared to the first quarter of last year,” said Thomas L. Wegman, President of BioSpecifics. “Our partner Endo reported that XIAFLEX had a strong first quarter of 2015 with an 114% increase in total vials shipped year-over-year, which was driven by the launch in Peyronie’s disease. Endo also continues to show its commitment to advancing the CCH pipeline based on its belief in its vast potential and we look forward to their initiation of the next trial in frozen shoulder syndrome and a Phase 2b trial in cellulite by year-end.”

“We were also happy to welcome two new board members in April. Jennifer Chao and Jyrki Mattila, M.D., Ph.D. have extensive experience in industry-specific business and product development, strategic planning and leadership, coupled with financial expertise and will be a significant asset to our organization,” continued Mr. Wegman.

First Quarter 2015 Financial Results

BioSpecifics reported net income of $2.3 million for the first quarter ended March 31, 2015, or $0.35 per basic share and $0.32 per share on a fully diluted basis, compared to net income of $0.8 million, or $0.12 per basic share and $0.11 per share on a fully diluted basis for the same period in 2014.

Total revenue for the first quarter ended March 31, 2015 was $5.6 million, compared to $2.8 million for the same period in 2014.

Royalty and mark-up on cost of goods sold (“COGS”) revenues recognized under BioSpecifics’ agreement with Endo International plc (“Endo”) for the first quarter ended March 31, 2015 were $5.6 million, compared to $2.7 million for the same period in 2014. This represents an increase of approximately 107%. The increase in royalties and mark-up on COGS was primarily due to the increase in net sales of XIAFLEX as Auxilium Pharmaceuticals, Inc. (“Auxilium”), now a wholly-owned subsidiary of Endo, began selling XIAFLEX for the treatment of Peyronie's disease in the first quarter of 2014. Royalties are recognized by BioSpecifics with a one quarter lag and represent net sales of XIAFLEX for the fourth quarter of 2014 reported to BioSpecifics by Auxilium.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. BioSpecifics recognized certain licensing fees related to the cash payments received under the Second Amended and Restated Development and Licensing Agreement with Auxilium (the “Auxilium Agreement”) in prior years and amortized them over the expected development period. For the first quarter ended March 31, 2015, the Company recognized licensing revenue related to the development of injectable CCH, of $12,345, as compared to $17,283 in the 2014 period.

Research and development expenses for the first quarter ended March 31, 2014 were $0.2 million, compared to $0.4 million in the same period in 2014.

General and administrative expenses for the first quarter ended March 31, 2015 were $1.8 million, compared to $1.2 million for the same period in 2014.

Provision for income taxes for the first quarter ended March 31, 2015 were $1.3 million compared to $0.4 million for the same period in 2014.

As of March 31, 2015, BioSpecifics had cash and cash equivalents, and investments of $25.0 million, compared to $22.0 million on December 31, 2014.

XIAFLEX Commercial Highlights and Expansion Opportunities:

On May 11, 2015, Endo released the following commercial highlights for the first quarter of 2015:

  Approximately 12,200 demand vials were shipped January 1, 2015 through March 31, 2015. This includes approximately 6,300 demand vials in Peyronie’s disease and approximately 5,900 demand vials in Dupuytren's contracture and represents year-over-year growth of approximately 114%.

  There was continued traction with certified physicians and new patients in Peyronie’s disease and as of March 31, 2015, there were 1,900 certified physicians and approximately 8,100 patients enrolled in the re-imbursement program.

There is an U.S. Food and Drug Administration (“FDA”) action date of May 15, 2015 for the potential U.S. label expansion for Dupuytren’s contracture to include the indication of retreatment of recurrent contractures. Endo estimates that 20 to 60% of patients are eligible for retreatment of recurrent contractures.

In January 2015, the EU Commission approved XIAPEX for the treatment of adult men with Peyronie’s disease with a palpable plaque and curvature deformity of at least 30 degrees at the start of therapy. This followed a positive opinion by the Committee for Medicinal Products for Human Use (“CHMP”) of the European Medicines Agency (“EMA”). XIAPEX is marketed in the EU by Swedish Orphan Biovitrum AB (“Sobi”).

Pipeline Updates:

BioSpecifics manages the development of CCH for human lipomas and uterine fibroids, and initiates the development of CCH in new potential indications. Endo’s licensed rights cover three pipeline indications including frozen shoulder syndrome, cellulite and canine lipomas. Endo remains on track to initiate the next study of CCH in frozen shoulder syndrome by year-end and a Phase 2b study of CCH in cellulite by the end of 2015.

Endo has also expressed the potential expansion of its CCH development pipeline into currently un-licensed assets including uterine fibroids, human lipoma, keloids, tennis elbow and capsular contracture of the breast. Enrollment in the ongoing Phase 2 study of CCH for human lipomas is expected to be completed in the first half of 2015. The study is an opt-in study and Endo will have the opportunity to expand the field of its license to include this indication based on a full analysis of the final data from this study.

Corporate Updates:

In April 2015, BioSpecifics announced the appointment of two new members to its Board of Directors, Ms. Jennifer Chao and Jyrki Mattila, M.D., Ph.D. Ms. Jennifer Chao is an Advisory Analyst at CoreStrategies Management, LLC, a strategic consulting firm she founded in 2008. Dr. Jyrki Mattila has served as Chief Business Officer at iCeutica Inc. since October 2013.

BioSpecifics will hold its Annual Meeting of Stockholders on Thursday, June 18, 2015 in New York City.

Webcast and Conference Call

BioSpecifics will host a conference call tomorrow, Tuesday May 12, 2015 at 9:00 a.m. ET to discuss these first quarter 2015 results.

In order to participate in the conference call, please dial 1-866-364-3867 (domestic) or 1-412-902-4213 (international). The live webcast can be accessed under “Events and Presentation” in the “Investors” section of the Company’s website at www.biospecifics.com or you may use the link: http://www.videonewswire.com/event.asp?id=102218.

A replay of the call will be available one hour after the end of the conference on May 12, 2015 until 9:00 a.m. ET on May 19, 2015. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10064853. The archived webcast will be available for 90 days in the Investors section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. XIAFLEX is marketed in the U.S. by BioSpecifics' partner, Endo, following the acquisition of Auxilium by Endo. Endo has the following partnerships outside the U.S. for XIAFLEX in Dupuytren's contracture and Peyronie's disease: Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for XIAFLEX) in 71 Eurasian and African countries; Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil; and Asahi Kasei Pharma Corporation has rights in in Japan. CCH is in clinical development for the treatment of several additional promising indications. Endo is managing the clinical development of CCH for frozen shoulder syndrome and cellulite as well as development in canine lipoma. BioSpecifics is currently managing the clinical development of CCH for the treatment of human lipoma and preclinical development for uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this Report include statements concerning, among other things, the strength of the growth of XIAFLEX sales; Endo’s commitment to advancing the CCH pipeline; expansion opportunities of the XIAFLEX development pipeline by Endo into uterine fibroids, human lipoma, tennis elbow, keloids and capsular contraction of the breast; the timing of Endo’s initiation of the next trial in frozen shoulder syndrome; the plans and timing of Endo’s initiation of a Phase 2b trial in cellulite; the number of patients eligible for retreatment of recurrent contractures; whether there will be label expansion for Dupuytren’s contracture to include the indication of retreatment of recurrent contractures; the timing of completion of enrollment in the ongoing Phase 2 study of CCH for human lipomas and Endo’s willingness to expand the field of its license to include this indication; the management of the clinical development of CCH by Endo for frozen shoulder syndrome, cellulite and canine lipoma; and the management of the clinical development of CCH by BioSpecifics for human lipoma and uterine fibroids. In some cases, these statements can be identified by forward-looking words such as “expect,” “likely,” “continue,” “estimates,” “may,” “will, “currently,” and “potential,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events and various assumptions. There can be no assurance that BioSpecifcs will realize its expectations or that its beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements including, among other things, the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma, canine lipoma and uterine fibroids; the potential of CCH to be used in additional indications; Endo modifying their objectives or allocating resources other than to CCH; and other risk factors identified in BioSpecifics’ Quarterly Report on Form 10-Q for the first quarter ended March 31, 2015, its Annual Report on Form 10-K for the year ended December 31, 2014, and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this Report are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this Report and, except as may be required by law, the Company assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended
	March 31,
	2015	2014
Revenues:
Royalties	$5,594,109	$2,740,318
Licensing revenue	12,345	17,283
Total Revenues	5,606,454	2,757,601

Costs and expenses:
Research and development	239,465	382,704
General and administrative	1,803,122	1,246,305
Total costs and expenses	2,042,587	1,629,009

Operating income	3,563,867	1,128,592

Other income:
Interest income	13,720	6,971
Other, net	4,633	4,828
	18,353	11,799

Income before income tax expense	3,582,220	1,140,391
Income tax expense	(1,251,320)	(386,402)

Net income	$2,330,900	$753,989

Earnings per share:
Basic	$0.35	$0.12
Diluted	$0.32	$0.11

Shares used in calculation of earnings per share:
Basic	6,739,047	6,378,859
Diluted	7,218,033	7,022,172

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	March 31,	December 31,
	2015	2014(1)
Cash and cash equivalents	$10,733,859	$9,810,816
Investments	14,260,685	12,150,436
Accounts and other receivables, net	4,362,212	3,640,163
Deferred tax assets	1,079,612	1,078,771
Working capital	28,078,019	24,477,598
Total assets	34,671,720	31,026,824
Long-term liabilities	86,412	98,757
Total stockholders' equity	33,674,211	30,256,855

(1) The selected consolidated balance sheet information for the year ended December 31, 2014 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements